Mail Stop 4561

      October 25, 2005

James C. Malone
Senior Vice President and
Chief Financial Officer
The TriZetto Group, Inc.
567 San Nicolas Drive, Suite 360
Newport Beach, CA


	Re:	The TriZetto Group, Inc.
   Form 10-K for the Fiscal Year Ended
   December 31, 2004
		Filed February 13, 2005
Forms 8-K filed January 14, 2005, February 11, 2005, April 26,
2005
and July 26, 2005
		File No. 000-27501

Dear Mr. Malone:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							Kathleen Collins
							Accounting Branch Chief


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Mr. Barry Steinberg
Manchester Technologies, Inc.
June 7, 2005
Page 1